Exhibit 99.1

NEWS

Charter Elects Rajive Johri As Director

ST. LOUIS, MO April 20, 2006 (BUSINESS WIRE) -- Charter Communications, Inc. (Nasdaq: CHTR) today announced the election of Rajive Johri as a member of its Board of Directors, effective April 18, 2006. Mr. Johri also was appointed to Charter’s Audit Committee, replacing John Tory, who resigned from the Committee due to other time demands but will remain as a member of Charter’s Board.

Mr. Johri, 56, is the President of First National Bank of Omaha’s credit card business, and has more than 30 years leadership experience in marketing and business strategy. From 2004 to 2005, he served as an Executive Consultant at the Park Li Group, and from 1999 to 2004 served as Executive Vice President of Marketing for JP Morgan Chase’s Cardmember Services, where he was responsible for marketing and new business strategy, building a business with more than $6 billion in revenues. From 1985 until 1999, Mr. Johri worked for Citigroup in a number of positions, most recently as Chief Marketing Officer for the North American Consumer Assets Division. As Chief Marketing Officer for the consumer lending business, Mr. Johri managed two million customer accounts and more than $75 billion in assets. Prior to holding that position, he was in managerial positions at Citigroup responsible for various geographic areas including, Asia and Asia Pacific, India, Middle East and Central Europe.

Paul Allen, Chairman of Charter Communications commented: “Rajive’s expertise in marketing and operations, built over an impressive 30-year career, will enhance and complement Charter’s Board. I am delighted that he has joined the Board and I look forward to working with him.”

Mr. Johri holds a Bachelor of Technology in Mechanical Engineering from the Indian Institute of Technology and an M.B.A. from the Indian Institute of Management.

About Charter Communications

Charter Communications, Inc., a leading broadband communications company, provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital™, Charter High-Speed™ Internet service and Charter Telephone™. Charter Business™ provides scalable, tailored and cost-effective broadband communications solutions to organizations of all sizes through business-to-business Internet, data networking, video and music services. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com <<http://www.charter.com>>.

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